Exhibit 5.1

March 31, 2005

Centra Software, Inc.

430 Bedford Street

Lexington, MA 02420

Ladies and Gentlemen:

We have acted as counsel for Centra Software, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering by the Company of 1,400,000 shares (the “Shares”) of its common stock, $.001 par value, issuable pursuant to options or other stock awards that may be granted under the Centra Software, Inc. 1999 Stock Incentive Plan, the Centra Software, Inc. 1995 Stock Plan and the Centra Software, Inc. 1999 Employee Stock Purchase Plan (collectively, the “Plans”).

In arriving at the opinions expressed below, we have examined and relied on the following documents:

(i)	the Registration Statement;

(ii)	a copy of the Plans;

(iii)	the Certificate of Incorporation of the Company, as amended as of the date hereof;

(iv)	the By-Laws of the Company, as amended as of the date hereof; and

(v)	the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

We express no opinion other than as to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that:

1. The Company has corporate power adequate for the issuance of the Shares in accordance with the Plans and the Registration Statement.

2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

3. When certificates for the Shares to be issued by the Company pursuant to the Plans have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Plans, the Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent shall not be deemed to be an admission that counsel is an expert within the meaning of Section 7 of the Securities Act of 1933, as amended.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

Very truly yours,

FOLEY HOAG LLP

By: /s/ Gerard P. O’Connor

        A Partner